Exhibit 10.9

FIRST INTERSTATE BANCSYSTEM, INC. 2015 EQUITY AND INCENTIVE PLAN
RESTRICTED STOCK GRANT AGREEMENT (EMPLOYEES)

This Restricted Stock Grant Agreement (“Agreement”) is made and entered into as of the date specified in Exhibit B and referred to as (“Grant Date”) between First Interstate BancSystem, Inc., a Montana corporation (the “Company”), and the below named Participant, an employee of the Company.

The Company and Participant agree as follows:

1.
Precedence of Plan. This Agreement is subject to and will be construed in accordance with the terms and conditions of the First Interstate BancSystem, Inc. 2015 Equity and Incentive Plan (the “Plan”), as now or hereinafter in effect. Any capitalized terms that are used in this Agreement without being defined and that are defined in the Plan will have the meaning specified in the Plan.

2.	Grant of Restricted Stock Benefit. Participant is hereby granted a Restricted Stock Benefit for the number of shares of Common Stock (the Shares) as noted herein.

3.	Vesting.

a.	Time Vesting. The Shares will vest in three equal portions, on the first, second and third anniversaries of the Grant Date.

b.
Death, Disability or Retirement of Participant. If Participant separates from service due to death, disability, or retirement at or after age 65 prior to the Vesting Date, 100% of the Shares will vest.

c.
Dissolution or Reorganization. As provided in the Plan, if the Company is a party to a Reorganization Event in which the Company is not the surviving corporation, the Restricted Stock Grant may be assumed or substituted with substantially equivalent grants by the acquiring or succeeding corporation in the Committee’s discretion. To the extent the Restricted Stock Grant is not assumed by the acquiring or succeeding corporation, the Committee may provide that (1) the Restricted Stock Grant will vest in whole or in part prior to or upon consummation of the Reorganization Event, or (2) that the Restricted Stock Grant will be terminated in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the realization of the Participant’s rights as of the date of the occurrence of the Reorganization Event (and if as of the date of the occurrence of the Reorganization Event the Committee determines in good faith that no amount would have been attained upon the realization of the Participant’s rights, then such Restricted Stock Grant may be terminated by the Company without payment).

d.
Termination of Continuous Service in Connection with Change in Control. In the event of a Participant’s termination of Continuous Service by the Company without Cause or the Participant’s voluntary termination of Continuous Service for Good Reason during the 24-month period following a Change in Control, then 100% of the Shares will vest.

4.	Restrictions and Forfeiture.

a.	Restricted Period. The Shares are subject to the restrictions described in this Section 4 during the period between the Grant Date and Vesting Date (the “Restricted Period”)

b.
Forfeiture. Except as provided in paragraphs b, c, and d of Section 3 above, in the event that Participant terminates Continuous Service with the Company during the Restricted Period, all of the Shares will be forfeited to the Company as of the date of termination of Continuous Service.

c.
Clawback. Participant acknowledges and agrees that, if Participant is a reporting person of the Company under Section 16 of the Securities Exchange Act of 1934, as amended, any Shares issued pursuant to this Agreement are subject to the First Interstate BancSystem Clawback Policy, as amended from time to time (the “Policy”, a current copy of which, if applicable, has been provided), which, among other things, authorizes and empowers the Company to recoup any and all Shares issued pursuant hereto, to the extent Company deems it necessary or appropriate to comply with laws and regulations regarding compensation recapture, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. To the extent applicable, Participant hereby agrees to abide by the terms of the Policy.

5.
Stock Register and Certificates. The Shares may be issued in book entry form. If so, the Company will cause the transfer agent for the Company’s shares of Common Stock to make a book entry record showing ownership for the Shares in Participant’s name subject to the terms and conditions of this Agreement. Participant will be issued an account statement acknowledging Participant’s ownership of the Shares.

6.
Rights with Respect to Shares. Participant has the right to vote the Shares (to the extent of the voting rights of said Shares, if any), to receive and retain all regular cash dividends and such other distributions as the Board of Directors of the Company may, in its discretion, designate, pay or distribute on the Shares, and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to the Shares, except as set forth in this Agreement and the Plan.

7.
Responsibility for Taxes. Participant may complete and file with the Internal Revenue Service an election in substantially the form attached hereto as Exhibit A pursuant to Section 83(b) of the Internal Revenue Code to be taxed currently on the fair market value of the Shares, without regard to the vesting restrictions set forth in this Agreement. Participant will be responsible for all taxes associated with the acceptance of the Restricted Stock Award, including any tax liability associated with the representation of fair market value if the election is made pursuant to Section 83(b).

8.	General Provisions.

a.
Withholding. Participant must reimburse the Company, in cash, by certified or bank cashier’s check, or any other form of legal payment permitted by the Company for any federal, state or local taxes required by law to be withheld with respect to the vesting of the Shares. The Company has the right to deduct from any salary or other payments to be made to Participant any federal, state or local taxes required by law to be so withheld. The Company’s obligation to deliver the Shares upon vesting is subject to the payment by Participant of any applicable federal, state and local withholding tax.

b.
Data Privacy. In order to administer the Plan, the Company may process personal data about the Participant. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about Participant such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan. By accepting this grant, Participant gives explicit consent to the Company to process any such personal data.

c.
Consent to Electronic Delivery. The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, Participant agrees that the Company may deliver the Plan prospectus and the Company’s annual report to Participant in an electronic format. If at any time Participant would prefer to receive paper copies of these documents, as Participant is entitled to, please contact AST Equity Plan Solutions at (201) 460-1200 to request paper copies of these documents.

d.
Fractions. To the extent that a fractional number of Shares vest or that the Company is for any reason obligated to issue a fractional number of Shares, such number will be rounded down to the nearest whole share number.

e.
Receipt of Plan. By entering into this Agreement, Participant acknowledges (i) that he or she has received and read a copy of the Plan and (ii) that this Agreement is subject to and will be construed in accordance with the terms and conditions of the Plan, as now or hereinafter in effect.

f.	Legends. Restricted Stock granted under the Plan will bear a legend in such form as the Company deems appropriate.

g.
Not an Employment Contract. This Agreement is not an employment contract and nothing in this Agreement may be deemed to create in any way whatsoever any obligation on the part of Participant to remain in the service of the Company, or of the Company to continue Participant in the service of the Company.

h.	Further Action. The parties agree to execute such further instruments and to take such further action as reasonably may be necessary to carry out the intent of this Agreement.

i.
Interpretation. The interpretations and constructions of any provision of and determinations on any question arising under the Plan or this Agreement will be made by the Company, and all such interpretations, constructions and determinations will be final and conclusive as to all parties. This Agreement, as issued pursuant to the Plan, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings. The invalidity or unenforceability of any provision hereof will in no way affect the validity or enforceability of any other provision hereof. This Agreement may be executed in counterparts, all of which will be deemed to be one and the same instrument, and it is sufficient for each party to have executed at least one, but not necessarily the same, counterpart. The headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement in any way.

j.
Governing Law; Venue. This Agreement and the rights and obligations of the parties hereto will be governed by and construed in accordance with the laws of the State of Montana. The parties agree that any action brought by either party to interpret or enforce any provision of the Plan or this Agreement must be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the District of Montana.

IN WITNESS WHEREOF, the Company, by a duly authorized officer of the Company, and Participant has executed this Agreement effective as of the Grant Date as stated in Exhibit B.

FIRST INTERSTATE BANCSYSTEM, INC.

By:

Title:	President and CEO	Participant Signature

Address:	401 North 31st
Billings, MT 59116

EXHIBIT A

ELECTION TO INCLUDE VALUE OF RESTRICTED PROPERTY IN GROSS INCOME
PURSUANT TO SECTION 83(b) OF THE INTERNAL REVENUE CODE

This election form is to be filed with the IRS Service Center with which the Participant files his or her return. It should be mailed Certified Mail and postmarked by the post office to establish proof of timely filing. Timely filing requires such mailing to occur within thirty (30) days following the date of the grant. One copy must be provided to the Company and one copy must be filed with the Participant’s tax return for the taxable year of grant. Participant may also wish to determine the relevant state tax procedure for the state in which Participant resides.

Pursuant to the Restricted Stock Grant Agreement (“Agreement”) entered into by and between the undersigned Participant and First Interstate BancSystem, Inc., a Montana corporation (the “Company”), as of , 20 , Participant has acquired     shares of Common Stock of the Company (the “Shares”) which are subject to a substantial risk of forfeiture under the Agreement. Participant desires to make an election to have the Shares taxed under the provisions of Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) at the time Participant acquired the Shares.

Therefore, pursuant to Code Section 83(b) and Treasury Regulation Section 1.83-2, Participant hereby makes an election to report as taxable income in [YEAR] the Shares’ fair market value on [DATE], the date on which Participant acquired the Shares (or any subsequent date that may be determined to be the date of transfer for purposes of the Code).

The following information is supplied in accordance with Treasury Regulation Section 1.83-2(e):

1.	The name, address and social security number of Participant:______________________________________________
_______________________________________________________________________________________________
_______________________________________________________________________________________________

2.	A description of the property with respect to which the election is being made:
Shares of Common Stock of First Interstate BancSystem, Inc., a Montana corporation.

3.    The date on which the property was transferred: ___________________.
The taxable year for which such election is made: Calendar Year ___________________.

4.	The restrictions to which the property is subject:

The Shares are subject to forfeiture to the Company for no consideration should Participant’s employment with the Company terminate or should other specified events occur. Shares vest only upon the passage of time. Upon any transfer by Participant, the Shares will be subject to the same restrictions.

5.	The fair market value on ___________________, 20________, of the property with respect to which the election is being made, determined without regard to any lapse restrictions: $___________________.

6.	The amount paid for such property: $___________________.

7.	A copy of this election has been furnished to the Secretary of the Company pursuant to Treasury Regulations Section 1.83-2(e)(7).

Signature:

Print Name:

Date:

Notice of Restricted Stock Award of First Interstate BancSystem, Inc.

Company Name:	First Interstate BancSystem, Inc.

Plan:	2015 Equity and Incentive Plan

Participant ID:

Participant Name:

Participant Address:

Grant/Award Type:

Share Amount:

Grant/Award Date:

Vesting Schedule

Vesting Date	Number of Shares	Vest Percent
02/15/2019		33.3333%
2/15/2020		33.3333%
2/15/2021		33.3334%